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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

17 January 2000

             PERKINELMER COMPLETES ACQUISITION OF VIVID TECHNOLOGIES


BOSTON, MASSACHUSETTS...PerkinElmer, Inc. (NYSE: PKI) announced that it has successfully completed its acquisition of Vivid Technologies, Inc., a leading supplier of automated explosive detection systems used in airports and high-security facilities around the world. Last week the shareholders of Vivid overwhelmingly approved the merger, as 99% of voted shares were in favor of the acquisition. The transaction was structured as a stock merger in which shareholders of Vivid will receive one share of PerkinElmer common stock for each 6.2 shares of Vivid common stock.

"We are extremely pleased to welcome the Vivid team to PerkinElmer. This strong combination puts us squarely on the technology forefront for security and screening," said Bob Rosenthal, president of PerkinElmer Instruments, which includes the Astrophysics security systems business. "Vivid brings a global market position which provides the opportunity to enhance our maintenance and service revenue and allows us to bring this technology to a broader customer base."

PerkinElmer, Inc. offers a broad array of products to the transportation, cargo, and public building security market from walk-thru detection systems, to advanced explosive detection systems, to large cargo inspection systems.

FACTORS AFFECTING FUTURE PERFORMANCE

     This press release contains "forward-looking" statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of PerkinElmer to differ materially from those indicated by these forward-looking statements, including among others, risks associated with the integration of Vivid with PerkinElmer, the risk that anticipated benefits of the acquisition may not occur or may be delayed or reduced in their realization, and the factors set forth under "Forward-looking Information and Factors Affecting Future Performance" in the Company's Annual Report on Form 10-K for the year ended January 3, 1999 filed with the Securities and Exchange Commission, which factors are expressly incorporated by reference in this press release.

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PerkinElmer, Inc. is a $1.6 billion high technology company based in Wellesley,
Massachusetts, operating in four businesses - Life Sciences, Fluid Sciences, Optoelectronics, and Analytical Instruments. The Company has operations in over 100 countries, and is a component of the S&P 500 Index. Additional information is available at www.perkinelmer.com or at 1-877-PKI-NYSE.



For further information contact:          Diane J. Basile, PerkinElmer, Inc.
                                          Tel: (781) 431-4306